Exhibit 107

Calculation of Filing Fee Table

FORM S-8

(Form Type)

CSP, Inc.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee(2)
Equity (1)	Common Stock, $0.01 par value per share	Rule 457(c) and Rule 457(h)	400,000	$7.32	$2,928,000	.0000927	$271.43
						.

Total Offering Amount					$2,928,000		$271.43
Total Fee Offsets							N/A
Net Fee Due							$271.43

(1)

This Registration Statement covers shares of Common Stock of CSP Inc., par value $0.01 per share (“Common Stock”), which may be offered or sold pursuant to the CSP Inc. 2015 Stock Incentive Plan, as amended. This Registration Statement shall also cover any additional shares of Common Stock that may be issued upon stock splits, stock dividends or similar transactions in accordance with Rule 416(c) under the Securities Act of 1933.

(2)

Pursuant to Rule 457(c) and (h) of the Securities Act of 1933 solely for the purpose of calculating the amount of the proposed maximum offering price per share, the proposed maximum aggregate offering price and the amount of the registration fee are based on (a) the average of the high and low sales prices per share of CSP Inc. Common Stock on March 18, 2022, as reported on the Nasdaq Global Market with respect to the 400,000 shares of Common Stock issuable under 2015 Stock Incentive Plan, as amended, registered herein.